Exhibit 99.1

American National Bankshares Inc. Completes Merger with

MidCarolina Financial Corporation

Through American National Bank and Trust Company and MidCarolina Bank, the multi-state, financial services company now serves customers through 26 banking offices.

For more information, contact:

Charles H. Majors Chief Executive Officer American National Bankshares Inc. majorsc@amnb.com 434.773.2219	William W. Traynham Chief Financial Officer American National Bankshares Inc. traynhamw@amnb.com 434.773.2242

FOR IMMEDIATE RELEASE:	July 1, 2011

DANVILLE, VA – American National Bankshares Inc. (NASDAQ: AMNB) (“American National”) announced that it has completed its merger with MidCarolina Financial Corporation (“MidCarolina”) effective today. The all stock transaction, valued at $34.7 million, expands American National’s presence along the Burlington/Greensboro corridor in North Carolina and results in American National having total assets of approximately $1.3 billion. Under the terms of the merger agreement, shareholders of MidCarolina common stock received 0.33 shares of American National common stock for each share of MidCarolina they owned at the time of the merger.

“This is a significant milestone for American National as we expand our presence in North Carolina,” stated Charles H. Majors, President and Chief Executive Officer of American National. “To a state with a proud banking tradition, we bring more than a century of community banking experience and expertise. MidCarolina serves its customers well, and we look forward to what we can offer customers together and to our shared success.”

Following completion of the merger of MidCarolina into American National, MidCarolina’s subsidiary bank, MidCarolina Bank, was merged into American National Bank and Trust Company, American National’s subsidiary bank (“American National Bank”). Current plans call for the eight MidCarolina banking offices in Alamance and Guilford counties to continue operating under the MidCarolina Bank name as a division of American National Bank until early 2012.

Majors will continue to serve as President and Chief Executive Officer of American National and as Chairman and Chief Executive Officer of American National Bank. Jeffrey V. Haley remains President of American National Bank. Charles T. Canaday, Jr., former President and Chief Executive Officer of MidCarolina, will continue to serve the North Carolina banking market as President of North Carolina Banking for American National Bank and has been appointed an Executive Vice President of American National Bank and a Senior Vice President of American National. Rhonda Joyce and Troy Woodard will remain Regional Executives for MidCarolina Bank in North Carolina, with Joyce serving Guilford County and Woodard serving Alamance County.

Commenting on the merger, Jeff Haley, President of American National Bank, shared, “Since we first announced this merger in December 2010, we all have come to know and respect the management team and staff at MidCarolina Bank. Their focus is always on serving their customers and their communities. Our plan is to support and expand their efforts as we come together as a strong community banking company.”

Three former directors of MidCarolina and its subsidiary bank, F. D. Hornaday III, John H. Love and Robert A. Ward, have been appointed to the boards of American National and American National Bank. MidCarolina’s former chairman, James R. Copland III, has become a director emeritus of American National and American National Bank. Additionally, all other former directors of MidCarolina and MidCarolina Bank have been invited to join the North Carolina Advisory Board of American National Bank. MidCarolina Bank’s local Advisory Boards in Greensboro and Graham will continue to serve their markets.

“We are excited about the times ahead for our staff and for our customers,” shared Charles Canaday, President of North Carolina Banking for American National Bank and former President and CEO of MidCarolina Bank. “American National Bank has a long tradition of customer and community service. I do not believe we could have joined together with an organization any more committed to the ideals of community banking. Our focus now is on enhancing our service to customers and to continuing to be a strong community partner in the markets we serve.”

About American National

American National Bankshares Inc. is a multi-state bank holding company with total assets of approximately $1.3 billion following completion of the MidCarolina merger. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving southern and central Virginia and northcentral North Carolina with 26 banking offices. The banking offices in Alamance and Guilford counties in North Carolina operate as MidCarolina Bank, a division of American National Bank. American National Bank and Trust Company also manages an additional $520 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank’s website at www.amnb.com.

Shares of American National are traded on the NASDAQ Global Select Market under the symbol “AMNB.”

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of federal securities laws. Certain of the statements involve significant risks and uncertainties. The statements herein are based on certain assumptions and analyses by American National and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; significant changes in securities markets; and changes regarding acquisitions and dispositions. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in American National’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.